Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of TG Therapeutics, Inc. of our report, dated March 14, 2012, on our audit of the consolidated balance sheet of TG Therapeutics, Inc. (formerly known as Manhattan Pharmaceuticals, Inc.) as of December 31, 2011, and the related consolidated statement of operations, equity and cash flows for the year and cumulative period then ended.

/s/ J.H. Cohn LLP

Roseland, New Jersey

May 14, 2012